Exhibit 3.3

CERTIFICATE OF LIMITED PARTNERSHIP

Federal Employer Identification No. 01-0852078

1.  The name of the limited partnership is: Genzyme Therapeutic Products Limited Partnership.

2.  The general character of its business is manufacturing.

3.  The address of the office at which it will keep the records required to be kept by Section 5 of the Limited Partnership law is:  500 Kendall Street, Cambridge, Massachusetts 02142.

4.  The name and address of the agent for service of process is C T Corporation System, 101 Federal Street, Boston, Massachusetts 02110.

5.  The name and business address of each general partner is:

NAME	BUSINESS ADDRESS

Genzyme Therapeutic Products Corporation	500 Kendall Street
Cambridge, Massachusetts 02142

6.  The latest date upon which it is to dissolve is: December 21, 2099.

Dated:    December 21, 2005

GENZYME THERAPEUTIC PRODUCTS CORPORATION,
General Parter

By:	/s/ Peter Wirth
Name:	Peter Wirth
Title:	Vice President & Secretary

GENZYME CORPORATION
Limited Partner

By:	/s/ Michael S. Wyzga
Name:	Michael S. Wyzga
Title:	Executive Vice President, Finance;
Chief Financial Officer; Chief
Accounting Officer